                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          CENTRAL MAINE POWER COMPANY
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

LOGO                      CENTRAL MAINE POWER COMPANY
                          ---------------------------
              GENERAL OFFICE: 83 EDISON DRIVE, AUGUSTA, MAINE 04336

                                                                  April 20, 1995

TO THE HOLDERS OF COMMON STOCK
 AND 6% PREFERRED STOCK OF
 CENTRAL MAINE POWER COMPANY:

  The Annual Meeting of the Shareholders, formal notice of which, together with a Proxy Statement, appears on the following pages, will be held on May 24, 1995. The place for the meeting will be the Augusta Civic Center, in Augusta, Maine.

  At the meeting, holders of Common Stock and 6% Preferred Stock will be asked to elect Class II directors of the Company for a three-year term.

  In addition, holders of Common Stock and 6% Preferred Stock will be asked to consider proposals:

    . To approve the appointment by the Company's Board of Directors of Coopers & Lybrand L.L.P., Boston, Massachusetts, as auditors for the Company for the year 1995; and

    . To act upon the shareholder proposal set forth in the Proxy Statement.

  It is important for you and the Company that each shareholder participate in this Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. No postage is necessary. Of course, if you attend the meeting, you will be able to vote your shares in person.

  A copy of the Company's Annual Report for 1994, containing copies of certified financial statements, is also enclosed.

                                     Cordially yours,

                                     /s/ David T. Flanagan

                                     David T. Flanagan
                                     President and Chief Executive Officer

        URGENT. PLEASE SIGN, DATE AND RETURN ENCLOSED PROXY IMMEDIATELY.

LOGO                      CENTRAL MAINE POWER COMPANY
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                           TO BE HELD ON MAY 24, 1995
                                 AT 10:00 A.M.

  You are hereby notified of and invited to attend the Annual Meeting of the Shareholders of Central Maine Power Company (the "Company"), to be held at the Augusta Civic Center, Augusta, Maine, on May 24, 1995, at 10:00 A.M., Eastern Daylight Time, to hear reports on Company affairs and to consider and act upon the following matters:

    1. To elect four directors to Class II of the Company's Board of Directors for a three-year term;

    2. To approve the appointment by the Company's Board of Directors of Coopers & Lybrand L.L.P., Boston, Massachusetts, as the Company's auditors for the year 1995;

    3.  To act upon the shareholder proposal set forth in the Proxy
  Statement; and

    4. To consider and act upon any other matters that may properly come before the meeting.

  The close of business on April 3, 1995 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                     By Order of the Board of Directors

                                     /s/ William M. Finn

                                     William M. Finn
                                     Secretary and Clerk

Augusta, Maine
April 20, 1995

                                                                  April 20, 1995

                          CENTRAL MAINE POWER COMPANY
LOGO                            83 EDISON DRIVE

                              AUGUSTA, MAINE 04336

                               ----------------

                                PROXY STATEMENT

  This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Central Maine Power Company for the Annual Meeting of the Shareholders of Central Maine Power Company (the "Company"), to be held on May 24, 1995, at 10:00 A.M. at the Augusta Civic Center, Augusta, Maine. It is being mailed to the shareholders on or about April 20, 1995.

  The Annual Report of the Company for the year ended December 31, 1994, including certified financial statements, is also enclosed.

                                 VOTING RIGHTS

  Only holders of record of shares of Common Stock and 6% Preferred Stock at the close of business on April 3, 1995 are entitled to vote on all proposals at the meeting. The total number of shares entitled to vote at the meeting will be 32,442,752 shares of Common Stock and 5,713 shares of 6% Preferred Stock. Holders of Common Stock are entitled to one-tenth vote per share, and holders of 6% Preferred Stock are entitled to one vote per share, regarding all matters that are expected to be acted upon at the meeting. Accordingly, the holders of Common Stock are entitled to 3,244,275 votes and the holders of 6% Preferred Stock are entitled to 5,713 votes on all proposals at the meeting.

  A majority of the total votes entitled to be cast at the meeting by the holders of Common Stock and 6% Preferred Stock will constitute a quorum. Abstentions, votes withheld from nominees for director, and broker non-votes will be counted for the purpose of determining whether a quorum is present.

  With respect to the election of directors, nominees who receive the greatest number of votes cast by the holders of the Company's Common Stock and 6% Preferred Stock, voting as a single class, will be elected, even though any such nominee may not receive a majority of the votes cast. An affirmative vote of a majority of the votes cast at the meeting by the holders of the Company's Common Stock and 6% Preferred Stock, voting as a single class, is required for approval of each of the matters presented to the shareholders for consideration at the Annual Meeting. Votes withheld from nominees for director or abstentions with respect to Proposal 2 or the shareholder proposal will be counted in determining the total number of votes cast on the matter to which the votes pertain and will have the same effect as a vote against the matter. Broker non-votes will not be included in determining the total number of votes cast on a matter and will have no effect on that matter.

  Under the By-Laws of the Company, the election of directors at the Annual Meeting shall at the option of any shareholder be by cumulative voting. Accordingly, each shareholder having the right to vote for directors shall be entitled to as many votes as pertain to the shares of stock owned by such shareholder multiplied by the number of directors to be elected, and may cast all such votes for a single director or may distribute them among the number to be voted for, or any two or three of them, as such shareholder may see fit. If any shareholder entitled to vote for directors at the meeting either gives written notice to the President of the Company before the time fixed for the meeting of his or her intention to vote cumulatively or states his or her intention to vote cumulatively at the meeting before the voting for directors commences, all shareholders entitled to vote for directors at such meeting shall be entitled to cumulate their votes. Any shareholder who wishes to vote cumulatively but who will not be present at the meeting should give written notice to the President of the Company of such intention before the meeting and should clearly indicate in writing on the accompanying form of proxy the director or directors for whom he or she wishes to vote and the number of votes he or she wishes to distribute to each such director. If no written indication is made on the proxy, the votes will be evenly distributed among all of the nominees. If any shareholder has indicated his or her intention to vote cumulatively (either by written notice or by a statement made at the meeting), each shareholder present at the meeting who has not given his or her proxy or has revoked his or her proxy in the manner described in the following paragraph may vote cumulatively at the meeting by means of a written ballot distributed at the meeting.

  Shareholders may vote at the meeting either in person or by duly authorized proxy. The giving of a proxy by a shareholder will not affect the shareholder's right to vote his or her shares if he or she attends the meeting and wishes to vote in person. A proxy may be revoked or withdrawn by the person giving it, at any time prior to the voting thereof, at the registration desk for the meeting or by advising the Secretary of the Company. In addition, the proper execution of a new proxy will operate to revoke a prior proxy. All shares represented by effective proxies on the enclosed form, received by the Company, will be voted at the meeting or any adjourned session thereof, all in accordance with the terms of such proxies.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

  It is intended that the persons named in the accompanying form of proxy will vote to elect the first four persons listed below to serve as Class II directors for a three-year term expiring at the 1998 Annual Meeting of the Shareholders. However, if voting is cumulative, such proxies may cumulate the total number of votes to which the shareholder executing the proxy is entitled in favor of one or more of the nominees in such manner as such proxies shall in their discretion determine, unless other instructions are given in the proxy by the shareholder executing it. Nominees named in the accompanying form of proxy who receive the greatest number of votes cast by the holders of the Company's Common Stock and 6% Preferred Stock, voting as a single class, will be elected, even though any such nominee may not receive a majority of the votes cast. The remaining seven persons listed below as Class III and Class I directors will continue in office for terms which expire at the 1996 and 1997 Annual Meeting of the Shareholders, respectively, or, in each case, until their respective successors are duly elected and qualified. Should any person named below as a Class II director be unable or unwilling to serve as a director, persons acting under the proxy intend to vote for such other person as management may recommend, or the Board of Directors may exercise its exclusive power to fix the number of directors at fewer than eleven.

  On December 15, 1993, the Board of Directors fixed the number of directors at twelve and elected David T. Flanagan to Class III of the Board effective January 1, 1994. Matthew Hunter, who had been a member of the Board in Class I since 1989, retired from employment with the Company effective May 1, 1994 and from service as a director effective as of the same date. In preparation for Mr. Hunter's planned retirement, the Board, at its March 16, 1994 meeting, fixed the number of directors at eleven effective May 1, 1994. M. Anne Szostak, who had been a Class III director since July 1, 1993, resigned from the Board effective November 10, 1994. At its March 15, 1995 meeting, the Board elected Peter J. Moynihan as a Class III director effective April 1, 1995 to fill the vacancy created by Ms. Szostak's resignation.

  Set forth below is information about each nominee and continuing director. Each person listed is currently serving as a director of the Company. In addition, David T. Flanagan is President and Chief Executive Officer of the Company, and Carlton D. Reed, Jr. serves as Chairman of the Board of Directors.

                                             PRINCIPAL OCCUPATIONS
                                            AND BUSINESS EXPERIENCE
                                                DURING PAST FIVE
                                               YEARS AND CURRENT        FIRST
                 NAME AND                       DIRECTORSHIPS OF       BECAME A
                    AGE                         PUBLIC COMPANIES       DIRECTOR
                 --------                   -----------------------    --------
 CLASS II:
 E. James Dufour (60)....................  Senior Vice President,        1971
                                            Kyes Agency, Inc.
                                            (General insurance
                                            and real estate);
                                            Director, Somerset Woods
                                            Trustees (Land trust)

 David M. Jagger (53)....................  President and Treasurer,      1988
                                            Jagger Brothers, Inc.
                                            (Textiles)

 Charles E. Monty (68)...................  Retired (1992) Chairman       1977
                                            of the Board, Maine
                                            Yankee Atomic Power
                                            Company (a); Retired
                                            (1989) Executive Vice
                                            President and Chief
                                            Operating Officer
                                            of the Company

 Robert H. Reny (69).....................  President and Chief           1988
                                            Executive Officer,
                                            R. H. Reny, Inc.
                                            (Department stores);
                                            President, Downeast
                                            Wholesalers, Inc.
                                            (Wholesale dry goods);
                                            President, Renbro, Inc.
                                            (Real estate); Treasurer,
                                            Newman & Beamis, Inc.
                                            (Wholesale toys)

 CLASS III:
 Charleen M. Chase (46)..................  Executive Director,           1985
                                            Community Concepts,
                                            Inc. (Community action
                                            agency)

 David T. Flanagan (47)..................  President and Chief Exec-     1994
                                            utive Officer of the
                                            Company, effective Janu-
                                            ary 1, 1994; Executive
                                            Vice President (July
                                            1991 through December
                                            1993); Senior Vice Pres-
                                            ident, Finance and Law
                                            (from September 1988);
                                            Chairman of the Board of
                                            Directors, Maine Yankee
                                            Atomic Power Company (a)

 Robert H. Gardiner (50).................  President, Maine Public       1992
                                            Broadcasting
                                            Corporation; previously
                                            (1988 to 1992),
                                            President and General
                                            Manager, WCBB (Public
                                            television)

 Peter J. Moynihan (51)..................  Senior Vice President and     1995
                                            Chief Investment
                                            Officer, UNUM
                                            Corporation (Insurance)

- --------
  (a) The Company owns 38 percent of the outstanding voting stock of Maine Yankee Atomic Power Company.

                                             PRINCIPAL OCCUPATIONS
                                            AND BUSINESS EXPERIENCE
                                                DURING PAST FIVE
                                               YEARS AND CURRENT        FIRST
                 NAME AND                       DIRECTORSHIPS OF       BECAME A
                    AGE                         PUBLIC COMPANIES       DIRECTOR
                 --------                   -----------------------    --------
 CLASS I:
 Charles H. Abbott (59)..................  Chairman, Skelton, Tain-      1988
                                            tor & Abbott, P.A. (At-
                                            torneys)
 Carlton D. Reed, Jr. (64)...............  Chairman of the Board of      1971
                                            the Company; Chairman of
                                            the Board and Chief
                                            Executive Officer, Reed
                                            & Reed, Inc.
                                            (Construction)
 Kathryn M. Weare (46)...................  Owner and Manager, The        1992
                                            Cliff House (Resort and
                                            conference center)

                  BOARD COMMITTEES, MEETINGS AND COMPENSATION

CERTAIN COMMITTEES OF THE BOARD

  The Board's Audit Committee, which has as its members David M. Jagger (Chair), Charleen M. Chase, Charles E. Monty and Kathryn M. Weare, held four meetings in 1994. The Audit Committee recommends to the Board the independent accountants to be selected by the Company and reviews the plan and scope of the audit as well as the results and costs of the audit. The Committee also reviews with the independent accountants and management the Company's internal accounting procedures and controls, and the adequacy of the accounting services provided by the Company's personnel.

  The Governance Committee, now composed of Carlton D. Reed, Jr. (Chair), Charles H. Abbott, Charleen M. Chase, E. James Dufour, David M. Jagger and Robert H. Reny, has among its concerns the selection, performance, evaluation and compensation of directors. The Committee will consider for nomination to the Board individuals whose names have been submitted by shareholders in writing. Supporting information should accompany any submission. The Governance Committee also oversees the Company's long-range corporate planning and succession planning, and evaluates the performance of the President and Chief Executive Officer. The Governance Committee held three meetings in 1994.

  The Compensation and Benefits Committee, whose members are Robert H. Reny (Chair), Charles H. Abbott, E. James Dufour, Robert H. Gardiner and David M. Jagger, held ten meetings in 1994. This committee reviews and makes recommendations to the Board concerning compensation and benefit programs for all executive officers. The Compensation and Benefits Committee also administers the Company's 1987 Executive Incentive Plan and the Long-Term Incentive Plan.

MEETINGS OF THE BOARD

  The Board held 16 meetings (including regularly scheduled and special meetings) in 1994. Each director listed above attended more than 75 percent of the aggregate of the total number of Board meetings and the total number of meetings of all committees on which that director served that were held during periods he or she served as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In 1994, the members of the Compensation and Benefits Committee of the Company's Board of Directors were Robert H. Reny, who served as Chair, E. James Dufour, Robert H. Gardiner and David M. Jagger. In addition, M. Anne Szostak served on the Committee until May 25, 1994, when she was replaced by Charles H. Abbott as a Committee member.

  Ms. Szostak was Chairman of the Board, President and Chief Executive Officer of Fleet Bank of Maine during the period that she served on the Compensation and Benefits Committee. Richard A. Crabtree, Vice

President, Retail Operations, of the Company served in 1994 and continues to serve as a director of Fleet Bank of Maine.

COMPENSATION OF DIRECTORS

  In accordance with the established guidelines for the Board of Directors of the Company, the Chairman of the Board receives an annual retainer of $25,200, the Vice Chairman of the Board (a position that is currently vacant) receives an annual retainer of $10,000, and each director (other than the Chairman or Vice Chairman) who is the Chair of a committee of the Board and not an executive officer of the Company receives an annual retainer of $8,400. Each other director who is not an officer of the Company (an "outside director") receives an annual retainer of $6,800. All retainers are payable quarterly. In addition to ordinary travel expenses, all outside directors receive $600 for each meeting of the Board attended, and all outside directors serving on a committee of the Board receive $300 for each committee meeting attended on a day on which they have also attended a meeting of the full Board or another committee and $600 for any other committee meeting attended. A fee of $150 is paid to outside directors for participating in a telephone meeting of the Board or one of its committees if, in the opinion of the person presiding at the meeting, substantial action is taken or matters of importance are resolved.

  In March 1988, the Company established a voluntary deferred compensation plan for outside directors. Under the plan, a director who receives a retainer as described above may elect to have all or a specified portion, in increments of 25 percent, of his or her retainer (but not meeting fees) for the calendar year following the election and subsequent calendar years credited quarterly to a deferred compensation account, maintained at the election of the director either as a cash account or an account in units based on the value of the Common Stock of the Company ("Compensation Units"). The number of Compensation Units credited to a director's account is equal to the number of shares of the Company's Common Stock that could have been purchased as of the middle of a calendar quarter with the amount of the retainer deferred for that quarter. The Company matches Compensation Units in a director's account with one-half the number of Compensation Units in the account. All current outside directors of the Company who served as directors in 1994 have elected to defer payment of their retainers in the form of Compensation Units from time to time. For those directors, the number of Compensation Units in their respective accounts as of March 31, 1995 is shown in the table that appears under the caption "SECURITY OWNERSHIP." Accounts maintained in the form of cash do not receive a match. A director's cash account accrues interest at an annual rate equal to the rate of return on equity earned by the Company in the prior calendar year. Compensation Units and matching Compensation Units in a director's account are credited with the equivalent of dividends on the Company's Common Stock. Specifically, whenever dividends are paid on the Company's Common Stock, each account maintained in Compensation Units is credited with additional Compensation Units equal to the number of shares that could have been purchased if a cash dividend had been paid on the Compensation Units in the account. Deferred retainers, whether held in a cash account or an account in Compensation Units, are paid solely in cash, in a lump sum or installments beginning on the first business day of the calendar year following the year in which the director ceases to serve on the Board or of a specified calendar year thereafter, as irrevocably elected in advance by the director. The value of the Compensation Units in a director's account at the time a lump sum or any installment payment is made will be equal to the market value of the same number of shares of the Company's Common Stock on the payment date.

  In September 1991, the Board of Directors adopted a retirement plan for outside directors. Under the plan each outside director who has completed five or more years of service is eligible to receive, at the later of the attainment of age 62 or when he or she ceases to serve on the Board, an annual benefit equal to the amount of the director's basic annual retainer for the year the director ceases to serve on the Board, payable monthly for a period equal to the number of months the individual has served as an outside director. No death benefit is provided under the plan. For 1994, the basic annual retainer for each outside director, including the Chairman of the Board and each committee Chair, was $6,800. This amount is included in the annual retainers for the Chairman and the committee Chairs discussed above.

                               SECURITY OWNERSHIP

  The following table lists the number of shares of the Common Stock of the Company beneficially owned as of April 3, 1995 by each director of the Company and each of the executive officers of the Company named in the Summary Compensation Table contained in this Proxy Statement. The total number of such shares beneficially owned as of April 3, 1995 by all directors and executive officers of the Company as a group is also listed. Shares listed as beneficially owned include shares as to which the directors and executive officers have or share the power to vote or the power to dispose. For non-employee directors, listings include, where appropriate, shares of Common Stock credited under the Company's Dividend Reinvestment and Common Stock Purchase Plan ("DRP"). For executive officers, shares listed include, where appropriate, DRP shares, restricted shares awarded under the Company's 1987 Executive Incentive Plan and its Long-Term Incentive Plan, and shares credited under the Employee Savings and Investment Plan for Non-Union Employees as of December 31, 1994.

  The table also lists the number of Compensation Units as of March 31, 1995 in the accounts of the directors who have participated in the deferred retainer plan described above under the caption "Compensation of Directors." Only non-employee directors are eligible to participate in the deferred retainer plan. The value of the Compensation Units at the time they are paid out will be equal to the market value of the same number of shares of the Company's Common Stock on the payment date, but the deferred amounts will be paid only in cash. Compensation Units will not be distributed in the form of Common Stock.


                                                            COMPENSATION UNITS
                                     SHARES BENEFICIALLY       REPRESENTING
   DIRECTORS AND NAMED EXECUTIVE            OWNED           DEFERRED RETAINER
   OFFICERS                         (AS OF APRIL 3, 1995) (AS OF MARCH 31, 1995)
   -----------------------------    --------------------- ----------------------
   Charles H. Abbott..............          2,060                  5,709
   Charleen M. Chase..............          1,068                  2,522
   E. James Dufour................          4,505                  6,290
   David T. Flanagan..............         14,467                    --
   Robert H. Gardiner.............          1,000                  2,052
   David M. Jagger................          1,000                  4,643
   Charles E. Monty...............          1,837                  4,319
   Peter J. Moynihan..............          1,037                    --
   Carlton D. Reed, Jr. ..........          3,075                 13,237
   Robert H. Reny.................            600                  5,923
   Kathryn M. Weare...............            571                  1,687
   Richard A. Crabtree............         10,117                    --
   David E. Marsh.................          7,311                    --
   Arthur W. Adelberg.............          7,474                    --
   Gerald C. Poulin...............          6,199                    --
   All directors and executive
    officers as a group (including
    persons listed above).........         70,384                 46,382

  The number of shares of Common Stock of the Company beneficially owned as of April 3, 1995 by each of the directors and named executive officers, and the aggregate number of such shares beneficially owned as of that date by all of the directors and executive officers of the Company as a group, constituted less than one percent of the total shares of that class then outstanding. As of April 3, 1995, Mr. Abbott's spouse held sole voting and investment power over 700 shares of the total number of shares listed for Mr. Abbott and all shares listed for Ms. Chase were held jointly. Of the shares listed for Mr. Crabtree and Mr. Poulin, 2,016 and 201 shares, respectively, were held jointly as of that date. The total number of shares held jointly for all directors and executive officers as a group as of April 3, 1995 was 3,285 shares. The shares listed for Mr. Crabtree also include 151 shares held by his spouse as custodian. No director or officer owned as of April 3, 1995 any shares of 6% Preferred Stock or of any other class of the Company's equity securities.

  As of April 3, 1995, there was no person who was known to be the beneficial owner of more than five percent of the Common Stock and the 6% Preferred Stock of the Company in the aggregate. Christine M. Nyhan, trustee, 1825 Spindrift Lane, La Jolla, California 92037, owned of record 1,675 shares of the Company's 6% Preferred Stock. The outstanding shares of Common Stock and 6% Preferred Stock will vote together as a single class at the meeting. Shares held by Christine M. Nyhan, trustee, represent approximately .05 percent of the combined voting power of Common Stock and 6% Preferred Stock and approximately
29.31 percent of the voting power of the 6% Preferred Stock.

                             EXECUTIVE COMPENSATION

  The following Summary Compensation Table presents information on compensation to David T. Flanagan for the year during which Mr. Flanagan has held the position of President and Chief Executive Officer and to other executive officers of the Company for 1992, 1993 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                                 ANNUAL COMPENSATION  COMPENSATION
                                 -------------------- ------------
       NAME                                            RESTRICTED
        AND                                              STOCK      ALL OTHER
     PRINCIPAL                                          AWARD(S)   COMPENSATION
     POSITION               YEAR SALARY ($) BONUS ($)    ($)(2)       ($)(3)
     ---------              ---- ---------- --------- ------------ ------------
David T. Flanagan.......... 1994 231,666.64     0          0         4,944.80
 President and Chief Execu-
  tive Officer(1)
Richard A. Crabtree........ 1994 153,400.08 12,200.00      0         4,812.94
 Vice President,            1993 151,783.36  6,208.77   8,150.63     4,578.40
 Retail Operations          1992 147,849.92  5,420.63   8,213.01     4,425.00
David E. Marsh............. 1994 148,800.00     0          0         4,728.86
 Vice President,            1993 126,016.72  5,152.34   6,759.38     3,795.09
 Corporate Services, and    1992 122,700.00  4,498.20   6,804.38     3,672.00
 Chief Financial Officer
Arthur W. Adelberg......... 1994 148,800.00     0          0         4,675.32
 Vice President,            1993 125,866.72  5,152.34   6,759.38     3,790.28
 Law and Power Supply       1992 122,600.00  4,498.20   6,804.38     3,672.00
Gerald C. Poulin........... 1994 121,175.00     0          0         3,635.25
 Vice President,            1993 105,399.96  3,125.24   4,095.00     3,150.00
 Generation and             1992 101,750.00  2,661.75   4,058.76     3,042.00
 Technical Support

- --------

  (1) Mr. Flanagan was elected President and Chief Executive Officer effective January 1, 1994.

  (2) At December 31, 1994, the number of shares and value of the aggregate restricted stock holdings of each of the named executive officers were as follows: Mr. Flanagan, 10,805 shares and $146,548.21; Mr. Crabtree, 5,431 shares and $73,660.65; Mr. Marsh, 5,137 shares and $69,673.13; Mr. Adelberg, 5,143 shares and $69,754.51; and Mr. Poulin, 2,696 shares and $36,565.85. The aggregate restricted stock holdings listed for each of the named executive officers include contingent grants of shares of the Company's Common Stock under the Company's Long-Term Incentive Plan ("LTIP") for each of the 3-year performance periods beginning January 1, 1993 and January 1, 1994, respectively. The vesting of these shares is subject to attaining a performance objective that is designed to increase value to shareholders over the longer term. Of the aggregate number of shares of restricted stock, the shares contingently granted to the named executive officers under the LTIP and their value as of December 31, 1994 are as follows: Mr. Flanagan, 9,420 shares and $127,763.46; Mr. Crabtree, 4,212 shares and $57,127.36; Mr. Marsh, 4,212 shares and $57,127.36; Mr. Adelberg, 4,212 shares and $57,127.36; and Mr. Poulin, 2,089 shares and $28,333.11. The performance restricted shares of the Company's Common Stock granted to the named executive officers for the 3-year performance period beginning January 1, 1994 are set forth in the table under the caption "LONG-TERM INCENTIVE PLAN--AWARDS FOR LAST FISCAL YEAR." Dividends on the performance restricted shares under the LTIP are earned at the same rate as dividends on the unrestricted Common Stock of the Company and are reinvested in additional performance restricted shares during the performance period until any payout. The balance of the aggregate restricted stock holdings represents awards under the Company's 1987 Executive Incentive Plan ("EIP"). Dividends on shares of restricted stock granted under the EIP are earned at the same rate as dividends on the unrestricted Common Stock of the Company and are paid either during the 3-year restriction period applicable to these shares or at the end of the restriction period.

  (3) For 1994, amounts of All Other Compensation include (i) matching contributions by the Company to the Employee Savings and Investment Plan for Non-Union Employees in the amount of $4,500 for Mr. Flanagan, $4,500 for Mr. Crabtree, $4,464 for Mr. Marsh, $4,464.02 for Mr. Adelberg, and $3,635.25 for Mr. Poulin; and (ii) the value of term life insurance premiums paid under universal life insurance policies in the amount of $444.80 for Mr. Flanagan, $312.94 for Mr. Crabtree, $264.86 for Mr. Marsh, and $211.30 for Mr. Adelberg. The Company has purchased universal life insurance policies for Mr. Flanagan, Mr. Crabtree, Mr. Marsh and Mr. Adelberg, who have no immediate right to receive the cash surrender value of the policies and may never have any right to receive the cash surrender value. The respective interests of these four executive officers in the cash surrender value of the policies will vest only if certain conditions are first satisfied. If an executive officer's interest in the cash surrender value vests, the retirement benefits payable to the executive officer by the Company under its Supplemental Executive Retirement Plan (the "SERP"), a defined benefit retirement income plan, will be reduced dollar for dollar by the amount of the cash surrender value of the policy at the time it vests. The premium paid on each of these policies is designed to produce a cash surrender value which is equal to, but which may be less than, the benefits payable under the SERP.

             LONG-TERM INCENTIVE PLAN--AWARDS FOR LAST FISCAL YEAR




                       NUMBER OF  PERFORMANCE   ESTIMATED FUTURE PAYOUTS UNDER
                      PERFORMANCE PERIOD UNTIL  NON-STOCK PRICE-BASED PLANS(2)
                      RESTRICTED   MATURATION  --------------------------------
NAME                   SHARES(1)   OR PAYOUT   THRESHOLD(#) TARGET(#) MAXIMUM(#)
- ----                  ----------- ------------ ------------ --------- ----------
David T. Flanagan...     6,797      3 years          0        6,797     10,195
Richard A. Crabtree.     2,394      3 years          0        2,394      3,591
David E. Marsh......     2,394      3 years          0        2,394      3,591
Arthur W. Adelberg..     2,394      3 years          0        2,394      3,591
Gerald C. Poulin....     1,976      3 years          0        1,976      2,964

- --------
  (1) Awards are contingent grants of shares of performance restricted Common Stock of the Company. Dividends on these shares are reinvested in additional shares of performance restricted Common Stock during the performance period until any payout.

  (2) At the end of the 3-year performance period, the number of shares, including shares resulting from dividend reinvestment, actually paid out will be based on the average percentage change over the performance period in the Company's total shareholder return (stock price plus dividends) as compared with the 3-year average percentage change in the total shareholder return of the 100 other utilities against which the Company's performance is measured in the performance graph in the Proxy Statement for the 1994 Annual Meeting. The number of shares listed as estimated threshold, target and maximum payouts do not reflect the addition of shares resulting from dividend reinvestment or the subtraction of shares necessary to satisfy tax withholding obligations. Regardless of the Company's performance against the peer group of utilities, no award payout will be made for a performance period during which the dividend on the Company's Common Stock has been reduced by action of the Company's Board of Directors declaring a reduced dividend. In that event, the Compensation and Benefits Committee of the Board of Directors is given the discretion under the Long-Term Incentive Plan to determine whether and to what extent to defer award payouts. Any award payouts will be distributed in the form of unrestricted Common Stock of the Company.

                PENSION PLAN TABLES AND EMPLOYMENT ARRANGEMENTS

BASIC PENSION PLAN

  The Company makes payments to the Retirement Income Plan for Non-Union Employees (the "Basic Pension Plan") for virtually all full-time non-union employees of the Company, including the executive officers. Estimated annual retirement benefits payable by the Company under the Basic Pension Plan, assuming retirement on December 31, 1994 at age 65, for average salary levels and credited years of service specified in the following Basic Pension Plan Table are as set forth in the Table.


       AVERAGE ANNUAL SALARY FOR                   YEARS OF SERVICE
      5 HIGHEST CONSECUTIVE YEARS       ---------------------------------------
         PRECEDING RETIREMENT             15      20      25      30      35
      ---------------------------       ------- ------- ------- ------- -------
$150,000............................... $35,235 $46,998 $59,848 $70,547 $73,307
 175,000...............................  38,910  52,757  66,661  80,574  86,072
 200,000...............................  44,812  60,832  76,841  92,849  99,243
 225,000...............................  48,690  66,079  83,468 100,927 107,953
 250,000...............................  48,690  66,079  83,468 100,927 107,953
 275,000...............................  48,690  66,079  83,468 100,927 107,953
 300,000...............................  48,690  66,079  83,468 100,927 107,953
 325,000...............................  48,690  66,079  83,468 100,927 107,953
 350,000...............................  48,690  66,079  83,468 100,927 107,953

  For the executive officers named in the Summary Compensation Table other than Mr. Flanagan and Mr. Crabtree, compensation covered by the Basic Pension Plan consists of base salary, including base salary shown in the Salary column of that Table. Because the amount of compensation that could be taken into account in determining retirement benefits under the Basic Pension Plan was limited by federal tax law to $150,000 in 1994, the 1994 covered compensation under the Basic Pension Plan for Mr. Flanagan and Mr. Crabtree was limited to that amount of their respective base salaries. Messrs. Flanagan, Crabtree, Marsh, Adelberg and Poulin have been credited with 9, 22, 20, 8 and 23 years of service, respectively. Benefits listed in the Basic Pension Plan Table are payable as a single life annuity and reflect an offset for estimated Social Security benefits payable upon attainment of age 65.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  The Company maintains a Supplemental Executive Retirement Plan (the "SERP") that provides supplemental retirement income to selected executive officers of the Company. Estimated annual retirement benefits payable by the Company under the SERP, assuming retirement on December 31, 1994 at age 65, for average compensation levels and credited years of service specified in the following SERP Table are as set forth in the Table.


             AVERAGE ANNUAL                         YEARS OF SERVICE
              COMPENSATION               ---------------------------------------
          FOR 3 HIGHEST YEARS              15      20      25      30      35
          -------------------            ------- ------- ------- ------- -------
$150,000................................ $23,265 $31,002 $37,652 $26,953 $24,193
 175,000................................  29,340  38,243  47,089  33,176  27,678
 200,000................................  33,188  43,168  53,159  37,151  30,757
 225,000................................  39,060  50,921  62,782  45,323  38,297
 250,000................................  48,810  63,921  79,032  61,573  54,547
 275,000................................  58,560  76,921  95,282  77,823  70,797
 300,000................................  68,310  89,921 111,532  94,073  87,047
 325,000................................  78,060 102,921 127,782 110,323 103,297
 350,000................................  87,810 115,921 144,032 126,573 119,547

  For the executive officers named in the Summary Compensation Table except Mr. Poulin, who does not participate in the SERP, compensation covered by the SERP consists of base salary and incentive awards received under the Company's 1987 Executive Incentive Plan, including amounts shown in the Salary, Bonus and Restricted Stock Awards columns of that Table other than the 1994 amount shown for Mr. Crabtree in the Bonus column. Messrs. Flanagan, Crabtree, Marsh and Adelberg have been credited with 9, 22, 20 and 8 years of service, respectively. Years of credited service up to 25 years are taken into account in computing retirement benefits under the SERP. Benefits listed in the SERP Table reflect the deduction of benefits payable under the Basic Pension Plan upon attainment of age 65, as shown in the Basic Pension Plan Table. SERP benefits payable by the Company to Messrs. Flanagan, Crabtree, Marsh and Adelberg will be further reduced, dollar for dollar, by the amount of the cash surrender value of universal life insurance policies, which have been purchased for these four executive officers, at such time as their respective interests in the cash surrender value may vest.

EMPLOYMENT AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

  Effective December 9, 1994, the Company entered into separate employment agreements with Messrs. Crabtree, Marsh, Adelberg and Poulin. The agreements are intended to encourage these executive officers to continue their employment so that the Company will have the continuing benefit of their services during a period of transition in its business due to the challenges of operating in an increasingly competitive environment and in the event of a change of control of the Company.

  The agreements provide for a specified minimum base salary and for continued participation in benefit plans in accordance with the provisions of those plans while the executive officers are employed by the Company. Under these agreements, which do not restrict in any way the ability of the Board of Directors to terminate the employment of these executive officers as provided by Maine law, the executive officers are required to devote substantially all of their time and attention to their respective primary job responsibilities described in the separate agreements.

  The agreements also provide for severance benefits for certain terminations of employment. If, within 36 months following a change of control of the Company, the executive officer's employment is terminated by the Company without cause or by the executive officer within 12 months of an event constituting a constructive discharge, the Company will provide the following severance benefits to the executive officer: (1) a lump sum amount equal to
2.99 times the annual average of his base salary and any incentive compensation over the five years before the change of control; (2) the continuation of the minimum level of coverage available under the Company's group medical, life, accident and disability plans for three years; (3) three years of credit under any pension plan in which the executive officer participates; and (4) limited outplacement services. If no change of control has occurred and the executive officer's employment is terminated by the Company without cause or by the executive officer within six months of a constructive discharge, the executive officer will be entitled to receive severance benefits equal to one time his annual base salary in effect at the time of termination, in 12 monthly installments. In such a case, the last six monthly payments will be reduced by an amount equal to any salary or commissions earned elsewhere by the executive officer.

  For one year after the termination of employment for any reason other than a change of control, the executive officer is prohibited from taking any action intended to advance the interests of a competitor. After the executive officer's employment terminates, he is required to use his best efforts to comply with requests that he cooperate with the Company in proceedings affecting the Company and is also required to maintain the confidentiality of the Company's information. The agreements provide that the executive officer will no longer be entitled to monthly severance payments if he fails to comply with any of these requirements.

  Each agreement continues in effect until December 31, 1997 and is automatically extended for one year on each December 31 unless either the Company or the executive officer gives prior notice of an intention not to extend the agreement. The agreements provide for one final three-year extension after a change of control.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Compensation policies that are generally applied by the Compensation and Benefits Committee of the Board of Directors of the Company (the "Committee") to the Company's executive officers reflect two fundamental principles that apply to every employee of the Company. These principles are (i) that the Company strives to offer competitive compensation to attract and retain well-qualified employees and periodically reviews and adjusts compensation to take into account individual contributions and performance, and (ii) that part of every employee's compensation is tied directly to Company performance for the benefit of its shareholders, customers and employees.

  With respect to the executive officers of the Company, the first compensation principle is implemented by base salary, which is a fixed amount measured against comparable positions in the electric utility industry that also takes into account individual performance. The second principle is implemented in part through short-term incentive compensation, which is a variable amount that may be paid to the extent certain financial and operating goals established annually by the Committee are met. A long-term incentive compensation program for the President and Chief Executive Officer and the other executive officers named in the Summary Compensation Table in this Proxy Statement, under which variable incentive compensation may be paid based on Company performance measured by total shareholder return, also implements the compensation principle of pay for performance.

  BASE SALARY. Base salaries for the executive officers of the Company are generally measured against median base pay levels for positions with comparable functional responsibilities at electric utilities with revenues that are comparable in size to the Company's revenues. Median base pay levels for this segment of the electric utility market are developed for the Company by a nationally-recognized independent compensation consultant, based on an annual study of compensation paid by electric utilities which are members of the Edison Electric Institute ("EEI"), a trade association for investor-owned electric utilities of which the Company is also a member. Substantially all of the electric utilities in the comparison group are represented in the EEI 100 Index used in the performance graph in this Proxy Statement. The study of EEI member utilities takes into account similarities in functional responsibilities of executive officer positions and actual base salaries earned by electric utility officers in functionally equivalent positions. A recommended salary grade consisting of a range of salaries for each position is then developed for the Company by the consultant, using the median market salary as the midpoint of the range.

  To preserve the Company's ability to attract and retain highly-qualified persons in key executive management positions, the Committee annually reviews and evaluates the salary study information compiled and analyzed each year by the independent compensation consultant, which served as an adviser to the Committee in 1994. In addition, the Committee annually reviews recommended salary grades with their corresponding salary ranges for executive officer positions. The Committee periodically takes actions on base salaries based on this information and the recommendations of its adviser, using the median market salary for comparable positions as a benchmark for developing salary recommendations while taking into account the financial position of the Company and economic conditions in Maine.

  While the median market salary for comparable positions is the standard against which base salary for the Company's executive officers is generally measured and a salary range is established for each of the Company's executive officer positions and not for individual officers, salary adjustments may be made by the Committee to recognize individual contributions and performance. In addition, the Committee may make other adjustments to base salary in connection with an increase or a change in the scope of responsibilities of an executive officer's position.

  As a result of the retirement in late 1993 of an executive officer with major responsibilities in the areas of power supply, power production and engineering and of the consolidation of the Company's operations and its reorganization along functional lines during the first quarter of 1994, some of the executive officers assumed additional or different duties. For this reason, the Committee's compensation consultant was retained to evaluate the functional responsibilities of the restructured positions against positions with equivalent functional responsibilities in the electric utility market segment noted and to develop recommendations concerning salary grades for the restructured positions. Pending the compensation consultant's review, the Committee supported interim increases in compensation for two executive officers listed in the Summary Compensation Table to take into account their assumption of significant additional duties, and in the case of one of these executive officers, also to narrow the competitive gap between the salary for his position before he assumed additional duties and the market base pay level for a similar position.

  After the compensation consultant completed the comparative study of the restructured positions and equivalent positions in the market, the Committee, after considering the market data, the compensation consultant's recommendations and the business circumstances of the Company, endorsed an increase of one grade for certain executive officer positions, including positions held by three executive officers named in the Summary Compensation Table. The Committee believes that these grade changes appropriately recognize the expanded scope of responsibilities of these executive officer positions, the enhanced importance of specific existing duties in the increasingly competitive business environment in which the Company operates, and salary ranges for equivalent positions in the market. Consistent with prior practice of adjusting salaries to correspond to a grade adjustment so that base salaries for the Company's executive officers continue to be within a competitive range of median market salaries for comparable positions, the Committee also supported a salary increase for the executive officers holding these positions. In recognition of the contributions of another executive officer named in the Summary Compensation Table whose base salary is aligned with the median market salary for his position, the Committee supported a bonus payment in lieu of any salary adjustment for this executive officer.

  In 1994, the Committee also adjusted the range of salaries within each salary grade by 3 percent for executive officer positions, including the position of President and Chief Executive Officer, to take into account the electric utility market's planned upward adjustment of salary ranges for top management positions for that year. In addition, the Committee recommended salary increases of up to 3 percent for certain other executive officers, except the President and Chief Executive Officer, to move the salaries for their positions closer to the median market base pay levels at which base salaries for the Company's executive officers are targeted. The Committee believes that in view of the average 11 percent disparity in 1993 between base salaries of the Company's executive officers other than the President and Chief Executive Officer and higher median market salaries, these increases will help to ensure the retention of persons in key executive management positions by placing them within range of the market for their positions.

  As a result of these actions, in 1994 the base salaries of the Company's executive officers were within a competitive range of, but on average lower than, the median base salaries of executive officers with comparable functional responsibilities at electric utilities with comparable revenues. Specifically, the base salaries of the executive officers were, on average, approximately 8 percent below the median base salaries for comparable positions in the electric utility market segment indicated. In acknowledgment of the economic climate and the financial position of the Company, the Committee did not grant any increases in the base salaries of the Company's executive officers in 1994 to reflect individual contributions and performance.

  In considering Mr. Flanagan's base salary when he assumed his duties as President and Chief Executive Officer of the Company effective January 1, 1994, the Committee initially reviewed usual market information and additional information provided by its compensation consultant, including New England electric utility market information. Although the Committee views median market salaries for comparable executive officer positions as a useful benchmark for developing and maintaining competitive salaries for the Company's executive officers, the Committee believed that the Company's overall financial position and outlook in early 1994 resulting from inadequate recovery in a rate proceeding, credit downgrades, weak sales, the need for cost reductions, and competitive and economic pressures warranted a substantial departure from the practice of using competitive market data in establishing the base salary of the new President and Chief Executive Officer of the Company. Accordingly, the Committee fixed Mr. Flanagan's 1994 base salary at a level that is approximately 30 percent below the median market salary for chief executive officers with equivalent responsibilities at electric utilities with comparable revenues and for chief executive officers at regional electric utilities.

  SHORT-TERM INCENTIVE COMPENSATION. In 1994, the Company's short-term incentive compensation program for its executive officers, including the President and Chief Executive Officer, was tied to both the Company's short-term financial performance and the Company's achievement of certain operating goals for the benefit of its shareholders, customers and employees. Since approval in 1988 by the shareholders of the Company of the short-term incentive compensation program for the Company's executive officers in the form of the 1987 Executive Incentive Plan (the "Plan"), the Committee has adopted specific and measurable performance goals annually.

  The performance goals set by the Committee under the Plan take into consideration the Company's annual and longer-term planning and measurement processes evidenced by its Corporate Goals and Objectives, which are adopted annually by the Board of Directors. In this way, the incentive compensation program under the Plan, as administered by the Committee, supports the Company's financial and operating goals.

  For 1994, the Committee adopted three goals focusing on corporate performance, as well as individual goals for the executive officers and other participants in the Plan. The goals directed towards corporate performance were as follows: (1) achieving investment grade ratings on the Company's senior secured debt from the three major credit rating agencies; (2) attaining a targeted three-year average differential between the Company's price of electricity and the higher prices of a peer group of New England electric utilities; and (3) assuring that customer expectations are met, as evidenced by improvements in customer perceptions of value received from the Company measured by market surveys. Individual goals were key components of corporate strategy and were designed to support the Company's 1994 corporate Goals and Objectives. The three corporate goals and the individual goals were weighted equally, so that Plan participants could have received up to 25 percent of the maximum possible incentive award under each of these four sets of goals.

  In addition, the Committee developed an earnings goal for 1994, with performance measured in terms of return on equity, that served as a keystone to awards of incentive compensation under the Plan for that year. Under this approach, no incentive compensation is paid if a threshold return on equity is not achieved, regardless of performance results under the three corporate goals and the individual goals. Because the threshold return on equity was not attained in 1994 as a result of restructuring charges taken by the Company in connection with a stipulation approved by the Maine Public Utilities Commission settling issues in the Company's alternative rate plan proceeding and other factors, there were no awards of incentive compensation under any of the four sets of goals in effect for that year.

  In 1994, the potential maximum award payout to the President and Chief Executive Officer was 30 percent of base salary and ranged from 15 percent to 20 percent of base salary for the other executive officers depending on their respective positions. The Committee believes that these levels of potential awards can help to close the competitive gap that exists between the base salaries of the Company's executive officers and median market salaries while advancing the compensation principle of pay for performance by placing a larger portion of total pay at risk. The larger potential award payout for the President and Chief Executive Officer takes into account the responsibilities of that position and the effect of the decisions of the President and Chief Executive Officer on the Company's business. Potential awards for 1994 based on attainment of all goals at specified levels of performance would have represented the same proportions of total short-term incentive compensation for all executive officers, including the President and Chief Executive Officer.

  For executive officers who participate in both the Plan and the Company's Long-Term Incentive Plan ("LTIP"), incentive awards under the Plan would have been payable in cash. Other participants in the Plan could have elected to receive awards in the form of cash or a combination of cash and Common Stock of the Company restricted for a three-year period from the date of the award. The Committee believes that incentive awards in the form of stock are more appropriately made under the LTIP for executive officers who participate in both the Plan and the LTIP since stock compensation under the LTIP is intended to reflect the efforts of the executive officers to enhance shareholder value over the longer term.

  LONG-TERM INCENTIVE COMPENSATION. On the recommendation of the Committee, the Board of Directors of the Company adopted the Long-Term Incentive Plan ("LTIP"), in which the President and Chief Executive Officer and the other executive officers named in the Summary Compensation Table participate. The LTIP is intended to focus the attention of this group of executive officers more sharply on a performance objective that is designed to increase value to shareholders over the longer term. In addition, the LTIP is intended to provide compensation opportunities that are competitive with those offered by other electric utilities, as recommended in the final report of the auditors in connection with the management audit of the Company initiated by the Maine Public Utilities Commission. The LTIP was approved by the Company's shareholders at the 1994 Annual Meeting.

  The LTIP seeks to accomplish these objectives by providing for contingent grants of performance restricted shares of the Common Stock of the Company for each three-year performance period. For the performance period beginning January 1, 1994, Mr. Flanagan was granted 6,797 shares of performance restricted Common Stock, and the other participating executive officers were granted lesser amounts, as shown in the Long-Term Incentive Plan Awards Table in this Proxy Statement.

  The number of shares contingently granted to each of these executive officers, including the President and Chief Executive Officer, reflects a fixed percentage of the midpoint of the salary range for that executive officer's position as of the beginning of the performance period. The percentage applied to midpoint represents an average percentage of median base salary awarded as long-term incentive compensation at electric utilities included in the EEI compensation study. Unlike median base salaries, which vary by size of utility revenues, average levels of long-term incentive compensation do not vary across the total sample of utilities in the EEI study. For this reason, the reference group is the group of all electric utilities with long-term incentive compensation programs rather than a segment of this market. Substantially all of the electric utilities in the comparison group are represented in the EEI 100 Index used in the performance graph in this Proxy Statement. Since the midpoint of the salary ranges for the Company's executive officers is generally equivalent to the median market salaries for their respective positions, the level of contingent grants under the LTIP is competitive with market levels of long-term incentive compensation.

  During the three-year performance period that began on January 1, 1994, the shares of performance restricted stock that were contingently granted for that period, as well as additional shares resulting from the reinvestment of dividends on the shares granted, will remain completely at risk and subject to forfeiture to the extent performance results are not achieved. At the end of the performance period, the number of shares, including shares resulting from dividend reinvestment, actually paid out will be based on the average percentage change over the performance period in the Company's total shareholder return (stock price plus dividends) as ranked against the three-year average percentage change in the total shareholder return of the 100 other utilities in the EEI 100 Index against which the Company's performance was measured in the performance graph in the Proxy Statement for the 1994 Annual Meeting. Performance demonstrating higher returns to shareholders will yield payouts of a larger number of the shares contingently granted and the shares resulting from dividend reinvestment, with performance above the targeted level designed to result in a payout of a supplemental number of shares. No shares will be paid out for performance resulting in a ranking in the lowest quarter. Regardless of the Company's performance against the peer group of utilities, no award payout will be made for a performance period during which the dividend on the Company's Common Stock has been reduced by action of the Company's Board of Directors. In that event, the Committee may exercise its discretion under the LTIP to determine whether and to what extent to defer award payouts. Any award payouts will be distributed in the form of unrestricted Common Stock of the Company.

  Together with the 1987 Executive Incentive Plan, the LTIP places a portion of total pay for executive officers at risk by conditioning awards of incentive compensation on achievement of performance results. By conditioning awards of short-term incentive compensation on attainment of specific financial and operating goals, the Company's short-term incentive compensation program focuses the attention of the Company's executive officers more keenly on the interests of the Company's shareholders, customers and employees. Likewise, by providing a close link between shareholder returns and compensation opportunities and delivering pay only if and to the extent performance results are achieved, the LTIP will serve to sharpen the long-term focus on increasing shareholder value.

  OTHER COMPENSATION POLICIES. For 1994, amounts of All Other Compensation in the Summary Compensation Table include matching contributions by the Company to the Employee Savings and Investment Plan for Non-Union Employees, which is available to all non-union employees of the Company on the same terms, in the amount of $4,500 for Mr. Flanagan and in lesser amounts for the other executive officers of the Company. The amount of matching contributions made for the Company's non-union employees, including its executive officers, participating in the plan is equal to 60 percent of the first 5 percent of salary invested in the plan by an employee, up to a specified maximum salary for the executive officers.

  Compensation reported for 1994 also includes the value of term life insurance premiums paid under universal life insurance policies in the amount of $444.80 for Mr. Flanagan and in lesser amounts for certain other executive officers. The Company has purchased universal life insurance policies for Mr. Flanagan, Mr. Crabtree, Mr. Marsh and Mr. Adelberg, who have no immediate right to receive the cash surrender value of the policies and may never have any right to receive the cash surrender value. The respective interests of these four executive officers in the cash surrender value of the policies will vest only if certain conditions are first satisfied. If an executive officer's interest in the cash surrender value vests, the retirement benefits payable to the executive officer by the Company under its Supplemental Executive Retirement Plan (the "SERP"), a defined benefit retirement income plan, will be reduced dollar for dollar by the amount of the cash surrender value of the policy at the time it vests. The premium paid on each of these policies is designed to produce a cash surrender value which is equal to, but which may be less than, the benefits payable under the SERP.

  Effective January 1, 1994, a provision of federal tax law denies a tax deduction to any publicly-held company for compensation paid to any executive officer named in the Summary Compensation Table of that company's proxy statement that exceeds one million dollars in a taxable year, except for certain performance-based compensation. Compensation paid to the executive officers of the Company named in the Summary Compensation Table will continue to be deductible by the Company since all such amounts will be less than the one million dollar limitation.The Committee has not adopted a policy with respect to these compensation limits because compensation paid to any named executive officer will not exceed the one million dollar limit in any year.

                                          Compensation and Benefits Committee

                                          Robert H. Reny (Chair)
                                          Charles H. Abbott
                                          E. James Dufour
                                          Robert H. Gardiner
                                          David M. Jagger

                         SHAREHOLDER RETURN COMPARISON

  The graph below compares the cumulative total shareholder return on the Common Stock of the Company with the cumulative total return on the S&P 500 Index and the Edison Electric Institute Index of 100 other investor-owned electric utilities ("EEI 100 Index") at December 31 for each of the last five fiscal years (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the EEI 100 Index on December 31, 1989, and the reinvestment of all dividends).


                             [GRAPH APPEARS HERE]


                                                            DECEMBER 31
                                                   -----------------------------
                                                   1989 1990 1991 1992 1993 1994
                                                   ---- ---- ---- ---- ---- ----
Central Maine Power Company....................... $100 $ 96 $131 $144 $ 98 $ 95
S&P 500 Index..................................... $100 $ 97 $126 $136 $150 $152
EEI 100 Index..................................... $100 $101 $131 $141 $156 $138

  The foregoing Compensation Committee Report on Executive Compensation and Shareholder Return Comparison (including but not limited to the graph) will not be deemed incorporated by reference by any general statement incorporating or purporting to incorporate by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, or any other filing with the Securities and Exchange Commission, whether such statement was made prior to, or is made contemporaneously with or after, the date of this Proxy Statement.

                                   PROPOSAL 2

                                  APPROVAL OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

  At the regular meeting held on February 15, 1995, the Board of Directors of the Company acted to appoint Coopers & Lybrand L.L.P., Boston, Massachusetts, as auditors for the Company for the year 1995. At the Annual Meeting it is the intention of the persons named in the proxy enclosed herewith to vote in favor of the approval of such action by the Board of Directors. Representatives of Coopers & Lybrand L.L.P. will attend the meeting and, if they so desire, make a statement; they will also respond to appropriate questions.

  The appointment of Coopers & Lybrand L.L.P. by the Board of Directors is based on the recommendation of the Audit Committee, which historically has reviewed both the audit scope and the estimated audit fees and related services for the coming year. The Audit Committee considered the appointment of auditors for the Company for 1995 at a meeting held on February 14, 1995. The affirmative vote of a majority of the votes cast by the holders of the Company's Common Stock and 6% Preferred Stock, voting as a single class, entitled to vote at the Annual Meeting, is sought for approval of the appointment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                              SHAREHOLDER PROPOSAL

  Mr. Peter L. Murray, 89 West Street, Portland, Maine 04102, a shareholder of the Company who is the beneficial owner of 2,637 shares of the Company's Common Stock, has submitted the following proposed resolution with a supporting statement, and has informed the Company that he or his representative intends to present the proposed resolution at the 1995 Annual Meeting of the Company's Shareholders.

  PROPOSED RESOLUTION. RESOLVED: That the shareholders recommend to the Board of Directors that the share purchase rights issued to the shareholders under the "Shareholder Rights Plan" adopted by the Board of Directors on September 28, 1994 be redeemed and the Shareholder Rights Plan be terminated.

  SHAREHOLDER'S SUPPORTING STATEMENT. The statement submitted by the shareholder in support of the proposed resolution is as follows:

  On September 28, 1994, without prior notice to or participation by the shareholders, the Board of Directors adopted a "Shareholder Rights Plan." What our Board of Directors refers to as a "Shareholder Rights Plan" is known in the industry as a "poison pill." Under the Company's "poison pill" special rights have been issued to the shareholders. These rights are worthless except in a hostile takeover attempt. However, if someone tries to buy the Company from the shareholders, the Directors can trigger the pill, giving the existing shareholders the right to buy new shares and confronting the would-be purchaser with immediate and intolerable dilution of his investment. The effect of this "poison pill" arrangement is to raise a very serious hurdle to any potential acquirer of a controlling block of stock in the Company and effectively make it possible for a person to acquire control of the Company only with the approval of the Company's Board of Directors.

  Although the ostensible purpose of this arrangement is to protect minority shareholders if a third party acquires control of the Company, its actual effect can be to entrench the Company's management and Board of Directors against efforts to unseat them by stock acquisition. Although it is labeled a "Shareholder Rights Plan," the poison pill reduces the options available to us, the Company's present shareholders, by reducing the possibility of any sale of our stock to an outside acquirer of the Company regardless of how attractive the offer might be to us. Academic studies show that poison pills depress share value. Since they limit the right of shareholders to sell their own property at a price they consider favorable, they must by definition reduce the value of the stock.

  Protection of the interests of minority shareholders can be accomplished by other less burdensome means such as a "fair price amendment." Certainly any mechanism which restricts the practical marketability of our stock in the Company and potentially jeopardizes the liquidity of our investment should not be enacted by the Board of Directors, but should be subject to the free and informed vote of all of the Company's shareholders. If a poison pill is really in the best interest of shareholders, then we can freely vote to retain it. If it is not, we, by our vote, can recommend to our Board of Directors to terminate it.

  BOARD OF DIRECTORS STATEMENT OPPOSING THE RESOLUTION. The Board of Directors believes that the Shareholder Rights Plan preserves the long-term value of the Company for its shareholders in the event of a takeover and therefore that the Rights Plan is in the best interests of its shareholders. The Board adopted the Rights Plan to ensure that all of the Company's shareholders are treated fairly and equally and receive the full long-term value of their investment in the Company in the event a prospective acquirer tries to gain control of the Company by using coercive takeover tactics. Some of the takeover tactics used by a prospective acquirer to gain control of a company at as low a cost as possible do not treat all shareholders fairly and equally. For example, an acquirer sometimes is willing to pay a premium price to get just enough shares to gain control of a company and then will acquire the rest of the shares at a lower price. This practice does not treat all shareholders equally, and it pressures shareholders into selling their shares at a price that is superficially attractive but that may not represent their full, longer-term value.

  The Rights Plan was put in place to guard against these or other coercive takeover tactics, not to block acquisition offers that are fair and equitable for all shareholders. The existence of the Rights Plan encourages prospective bidders to negotiate with the Board, which is in a stronger position than individual shareholders to negotiate a price that maximizes value for all of the Company's shareholders. By creating inducements for a potential acquirer to negotiate with the Board, the Rights Plan creates an orderly process that allows the Board sufficient time to evaluate whether a takeover offer is beneficial to all of the Company's shareholders while retaining the Board's flexibility to develop other alternatives that may result in greater value for the Company's shareholders.

  The Board of Directors, which is required by law to act in the best interests of the shareholders, has an obligation to all of the Company's shareholders to prevent coercive takeover tactics that could deprive the shareholders of a meaningful choice concerning their investment in the Company. The Board believes that the Rights Plan provides substantial assistance in fulfilling that obligation while giving the Board the flexibility that is necessary for it to develop and consider alternatives that will maximize value for the Company's shareholders.

  The Board believes that shareholder rights plans do not depress the value of a company's stock, but rather should result in a higher price for the shareholders in the event of a takeover. At the time the adoption of the Rights Plan was announced, there was no evidence, based on the market price of the Company's stock, that it depressed the value of those shares. The Rights Plan will give the Board the ability to ensure that shareholders do not receive a reduced value for their shares in the event of an attempt to take over the Company. With the Rights Plan in place the Board will have the opportunity to negotiate a price that is higher than the price originally offered by the potential acquirer or develop other alternatives that maximize value for all shareholders. The price an acquirer is ultimately willing to pay for a company's stock can far exceed the initial offer when the acquirer must negotiate the price with the Board of Directors.

  The Board is charged with the responsibility of exercising its independent judgment in furtherance of the best interests of the Company's shareholders when evaluating the merits of an acquisition offer. The fact that, unlike most corporations, ten of the eleven directors of the Company, including the Chairman of the Board, are non-employee outside directors provides further assurance of the independence of the Company's Board of Directors and that maximizing value for the Company's shareholders will be the Board's dominant concern in any takeover situation.

  Holders of the Company's Common Stock and 6% Preferred Stock, present or represented by proxy, will be entitled to vote on the proposed resolution at the Annual Meeting. The affirmative vote of a majority of the votes cast at the meeting by the holders of the Company's Common Stock and 6% Preferred Stock, voting as a single class, is required for approval of the resolution.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST APPROVAL OF THE RESOLUTION.

                       DEADLINE FOR SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the 1996 Annual Meeting of the Shareholders must be received on or before December 20, 1995, for inclusion in the proxy materials relating to that meeting. Any such proposals should be sent to William M. Finn, Secretary and Clerk, Central Maine Power Company, 83 Edison Drive, Augusta, Maine 04336.

                                 OTHER MATTERS

  The accompanying proxy is solicited by and on behalf of the Board of Directors of Central Maine Power Company for use at the Annual Meeting of the Shareholders to be held on May 24, 1995 or any adjournments thereof. The cost of solicitation will be paid by the Company. No solicitation is to be made by specially engaged employees or other paid solicitors except that Beacon Hill Partners will solicit shareholders of record and broker nominees on behalf of the Company, for which it will receive a fee of approximately $4,500, plus reasonable expenses. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable expenses incurred in sending proxy materials to beneficial owners of the Company's Common Stock and 6% Preferred Stock. In addition, directors, officers or employees of the Company may solicit proxies by telephone or in person, the costs of which will be nominal.

  The Board of Directors of the Company does not know of any matter, other than the matters set forth in this Proxy Statement, to be acted upon at this Annual Meeting. However, if any other matter shall be properly brought before the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.



                                          By Order of the Board of Directors

                                          /s/ David T. Flanagan

                                          David T. Flanagan
                                          President and Chief Executive
                                          Officer

Augusta, Maine
April 20, 1995


   Again, we call your attention to the enclosed Proxy. We would appreciate it very much if you would VOTE, DATE, SIGN and RETURN IT PROMPTLY, regardless of whether you plan to attend the meeting.

                          CENTRAL MAINE POWER COMPANY

                        PROXY SOLICITED ON BEHALF OF THE
               BOARD OF DIRECTORS OF CENTRAL MAINE POWER COMPANY
                     (COMMON AND 6% PREFERRED SHAREHOLDERS)
  The undersigned hereby appoints Arthur W. Adelberg, Richard A. Crabtree and David E. Marsh and each of them singly, proxies, with power of substitution, to represent the undersigned at the Annual Meeting of the Shareholders of Central Maine Power Company, to be held at 10 A.M., E.D.T., on May 24, 1995, at the Augusta Civic Center, Augusta, Maine, and at any adjournments thereof; to vote the number of shares which the undersigned would be entitled to vote if present in person in such manner as such proxies may determine, all as indicated in the Notice of the Meeting and Proxy Statement, receipt of which is acknowledged; and to vote on the following proposals as specified below by the undersigned.
(1) Election of Class II Directors:
[_] VOTE FOR all nominees listed below       [_] WITHHOLD AUTHORITY to vote for
    (except as marked to the contrary below)     all nominees listed below

       E. JAMES DUFOUR, DAVID M. JAGGER, CHARLES E. MONTY, ROBERT H. RENY
         (INSTRUCTION--TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
        NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)
            -------------------------------------------------------
(2) Proposal to approve the appointment of Coopers & Lybrand L.L.P. as auditors for the Company for the year 1995, as set forth in the Proxy Statement:
             [_] FOR            [_] AGAINST            [_] ABSTAIN
(3) Shareholder proposal relating to the termination of the Shareholder Rights
    Plan:
             [_] FOR            [_] AGAINST            [_] ABSTAIN

  I plan to attend the Annual Meeting:  [_] YES   [_] NO  NUMBER ATTENDING:
                                                                           -----
                     PLEASE SIGN AND DATE ON THE OTHER SIDE

     ANNUAL MEETING OF        This proxy when properly executed will be voted
                              in the manner directed herein by the undersigned
CENTRAL MAINE POWER COMPANY   shareholder. IN THE ABSENCE OF SPECIFIED DIREC-
                              TION, THIS PROXY WILL BE VOTED IN FAVOR OF THE
      83 EDISON DRIVE         ELECTION OF ALL NOMINEES NAMED IN THIS PROXY, IN
     AUGUSTA, ME 04336        FAVOR OF PROPOSAL 2 SET FORTH IN THIS PROXY, AND
                              AGAINST PROPOSAL 3 SET FORTH IN THIS PROXY. The
Please date, sign exactly as  proxies are also authorized to vote in their
name(s) appear below and      discretion upon such other matters as may prop-
return promptly in the        erly come before the meeting or any adjournment
enclosed envelope.            thereof.

                                          If signing as attorney,
                                          administrator, executor, guardian,
                                          trustee or as a custodian for a
                                          minor, please add your title as
                                          such. If a corporation, please sign
                                          in full corporate name and indicate
                                          the signer's office. If a partner,
                                          please sign in the partnership's
                                          name.
                                          X
                                          -------------------------------------
                                          X
                                          -------------------------------------
                                          Dated __________________________ 1995